Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Note: Capitalized terms not defined herein have the meaning ascribed to them in the Real Industry, Inc. Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 16, 2015.

This Item 7 contains certain non-GAAP financial information. See “Reconciliation of Non-GAAP Financial Measures” below for important information regarding the non-GAAP financial information included in this Item 7, together with a reconciliation of such non-GAAP financial information presented to the most comparable GAAP information.

This MD&A is intended to provide readers of our consolidated financial statements with the perspectives of management. MD&A presents, in narrative form, information regarding our financial condition, results of operations, liquidity and certain other factors that may affect our future results. This should allow readers of this Annual Report to obtain a comprehensive understanding of our business, strategy, current trends and future prospects. MD&A should be read in conjunction with the Consolidated Financial Statements and related notes included in Exhibit 99.3 of the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2015 (“Exhibit 99.3”).

OVERVIEW

Real Industry is a Delaware holding company that owns all of the outstanding interests of its primary operating companies, Real Alloy Parent and SGGH, LLC. In 2014, the Company’s principal activities were in the Industrial Supply operating segment. In 2013, we largely wound down another operating segment, Special Situations. Following the NABCO Sale and the Real Alloy Acquisition, both of which occurred in the first quarter of 2015, our principal activities will be related to our aluminum recycling and specification alloys business and reported as such in the future. The Real Alloy Acquisition is a transformative event for the Company, both in terms of size and substance. Over the coming months, we plan to devote significant time and attention to integrating and incorporating the GRSA Business into the Company, even as a largely stand-alone operating subsidiary. For more information on the details of the Real Alloy Acquisition and the financing for such transaction, please see Note 16—Subsequent Events in the Notes to Consolidated Financial Statements included in Exhibit 99.3.

Going forward, Real Industry’s focus is on the growth of the Real Alloy business, as well as acquisitions of additional operating companies. We seek to acquire controlling interests in businesses with talented and experienced management teams, strong margins, and defensible market positions. We regularly consider acquisitions of businesses that operate in undervalued industries, as well as businesses that we believe are in transition or are otherwise misunderstood by the marketplace. Post-acquisition, we plan to operate our businesses as autonomous subsidiaries. We anticipate that we will continue to use our securities to pursue value-enhancing acquisitions and leverage our considerable tax assets, as well as support the growth needs of our existing operating segments, as necessary.

A key element to our business strategy is utilizing our federal and state NOLs, primarily generated by Fremont’s legacy businesses. As of December 31, 2014, our federal and California NOLs are approximately $933.6 million and $994.7 million, respectively. The NOLs are further discussed in Note 8—Income Taxes in the Notes to Consolidated Financial Statements included in Exhibit 99.3.

Operating Segments

The Company’s consolidated financial statements included in Exhibit 99.3 and this MD&A present the Company’s financial condition and results of operations by reportable operating segment. We report our results of operations under both continuing and discontinued operations. All of the activities related to our operating subsidiaries and our growth strategies, as well as ongoing general corporate functions are included in continuing operations.

Continuing Operations: As of December 31, 2014, Real Industry’s continuing operations had $83.9 million in assets, or 68.8% of our total assets, and $13.0 million of liabilities, or 35.9% of our total liabilities. Our largest asset, cash and cash equivalents, increased to $61.9 million as of December 31, 2014, from our capital raising efforts to finance the Real Alloy Acquisition. Continuing operations includes one reportable segment, Special Situations

Special Situations selectively acquired sub-performing and nonperforming commercial and industrial loans, leases and mortgages, typically at a discount to unpaid principal balance, and took positions in corporate bonds and other structured debt instruments, which were generally sub-performing or nonperforming. During the second quarter of 2013, a majority of Special Situations’ assets were sold, specifically its portfolio of residential real estate loans, generating cash proceeds of approximately $27.1 million and a gain of $5.0 million. Management has determined that no additional resources will be deployed in this business strategy and will not be reported as an operating segment in the future.

Following the acquisition, divestiture and financing activities in the first quarter of 2015, continuing operations in our Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015 have included the operations of Real Alloy North America and Europe, along with nonreportable segment operations, Special Situations and Cosmedicine, included in Corporate and Other. Discontinued operations will continue to include the former operations of Fremont, as well as NABCO.

Discontinued Operations: As of December 31, 2014, discontinued operations had $38.0 million in assets, or 31.2% of our total assets, and $23.3 million of liabilities, or 64.1% of our total liabilities. Discontinued operations presents the financial condition and results of operations of the businesses and operations that have been sold, are for sale, or have been discontinued by the Company, including certain of Fremont’s former operations and its previously reported Industrial Supply segment.Industrial Supply is comprised of SGGH, LLC’s wholly owned subsidiary, NABCO, whose results of operations have been consolidated into Real Industry’s operations since NABCO was acquired in July 2011. NABCO is one of the largest independent suppliers of circuit breakers in the United States and is focused on the replacement circuit breaker market, particularly for commercial and industrial applications where replacement time is extremely important. On January 8, 2015, the Board authorized the sale of NABCO, the sale of which closed on January 9, 2015.

Discontinued operations also includes operating costs and liabilities associated with various litigation matters pertaining to Fremont’s prior business activities. As of December 31, 2014, this includes nineteen defensive cases involving individual home borrowers, the majority of whom are contesting foreclosure proceedings against the loan servicer and current mortgage owner, and where Fremont or FIL has been named in the matter because it was the originator of the mortgage. SGGH, LLC has also received notices for defense, contribution and indemnification from investment banks and other counterparties who purchased Fremont loans and are currently defendants in litigation matters to which SGGH, LLC is not a party.  SGGH, LLC is also involved in two defensive cases involving former Fremont executives seeking severance claims. See “Legal Proceedings” in Note 15—Commitments and Contingencies in Exhibit 99.3 for more information about the material legal proceedings in which we are involved.

Corporate and Other

Operating costs in Corporate and Other relate to administrative, financial and human resource activities that are not allocated to specific operations and are excluded from segment results of operations, as management excludes such costs when assessing segment performance, along with operating entities that do not meet the threshold of a reportable segment.

Critical Accounting Policies

The accounting and reporting policies of the Company conform with GAAP. The Company’s accounting policies are fundamental to understanding our consolidated financial statements and this MD&A. Several of our policies are critical as they require our management to make difficult, subjective and complex judgments about matters that are inherently uncertain and affect the reported amount of assets and liabilities and operating revenues and costs included in the consolidated financial statements. Circumstances and events that differ significantly from those underlying the Company’s estimates, assumptions and judgments could cause the actual amounts reported to differ significantly from these estimates. These policies govern i) the repurchase reserve; ii) deferred tax asset valuation; and iii) goodwill and intangible assets, each of which is described below. On an ongoing basis, we evaluate our estimates and assumptions based on historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable under the circumstances; however, actual results may differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities as of the balance sheet dates and our results of operations for the reporting periods in the future.

Repurchase reserve

Fremont’s subprime residential mortgage business originated residential real estate loans, and made customary standard industry representations and warranties in sales of those residential real estate loans. Should a court find that Fremont breached these representations and warranties, SGGH, LLC may be required to repurchase certain loans due to material defects that occurred in the origination of the loans. SGGH, LLC maintains a repurchase reserve for the estimated losses that may to be incurred due to outstanding loan repurchase claims, as well as potential future loan repurchase claims. The reserve is based on historical repurchase settlements, expected future repurchase trends, and the expected valuation of such loans when repurchased. Because the estimated reserve is based upon currently available information, is subject to known and unknown uncertainties using multiple assumptions requiring significant judgment, we have identified the estimate of the repurchase reserve as a critical accounting estimate, and actual results may vary significantly from the current estimate. When loans are repurchased or a claim is settled, charge-offs are made to the repurchase reserve.

The repurchase reserve may vary significantly each period as the methodology used to estimate the expense continues to be refined based on the level and type of repurchase requests presented, defects identified, and other relevant factors. The estimated range of possible losses related to repurchase claims as of December 31, 2014, both known and unknown, was $3.4 million to $6.9 million, for which SGGH, LLC maintained a repurchase reserve of $5.5 million. The estimated range of possible losses related to repurchase claims as of December 31, 2013, both known and unknown, was $3.6 million to $7.2 million, for which SGGH, LLC maintained a repurchase reserve of $6.5 million. The repurchase reserve is included in noncurrent liabilities of discontinued operations in the consolidated balance sheets, and the provision for, or recovery of, the allowance for repurchase reserve is included in other income (expense) in the statements of operations of discontinued operations.

The repurchase reserve represents our best estimate of the probable loss that SGGH, LLC may incur if it is determined that there were material breaches of certain representations and warranties in the contractual provisions of its sales of residential real estate loans. Because the level of repurchase losses is dependent on economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the liability for loan repurchase losses is difficult to estimate and requires considerable management judgment.

Based upon the New York State Court of Appeals decision in the ACE Securities Case, which affirmed a lower court ruling related to the date the statute of limitations begins to run, management significantly reduced its estimate of the appropriate repurchase reserve. See Note 16—Subsequent Events in Exhibit 99.3 for additional information about the ACE Securities Case and the repurchase reserve, and the impact the ACE Securities Case would have had on the December 31, 2014 financial position and results of operations for the year then ended.

Deferred tax asset valuation

Deferred tax assets and liabilities are recognized for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax credits and NOLs. As of December 31, 2014 and 2013, we had deferred tax assets of $390.7 million and $375.0 million, respectively. We evaluate our deferred tax assets for recoverability considering negative and positive evidence, including our historical financial performance, projections of future taxable income, and future reversals of existing taxable temporary differences. We are required to establish a valuation allowance for deferred tax assets if we determine, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, we estimate future taxable income based on management approved business plans, future capital requirements and ongoing tax planning strategies. This process involves significant management judgment about assumptions that are subject to change from period to period. Because the recognition of deferred tax assets requires management to make significant judgments about future earnings, the periods in which items will impact taxable income and the application of inherently complex tax laws, we have identified the assessment of deferred tax assets and the need for any related valuation allowance as a critical accounting estimate.

Our analysis of the realizability of deferred tax assets considers future taxable income expected from continuing operations. The use of different assumptions of future earnings, the periods in which items will affect taxable income and the application of inherently complex tax laws can result in changes in the amounts of deferred tax items recognized, which can result in equity and earnings volatility because such changes are reported in current period earnings. We will continue to update our assumptions and forecasts of future taxable income and assess the need for any adjustment to the valuation allowance.

Our interpretations of tax laws are subject to examination by the IRS and state taxing authorities. Resolution of disputes over interpretations of tax laws may result in us being assessed additional income taxes. We regularly review whether we may be assessed such additional income taxes and recognize liabilities for such potential future tax obligations as appropriate.

Goodwill and intangible assets

As a result of our acquisitions, we have goodwill and other intangible assets. Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill in continuing operations was zero and $0.4 million as of December 31, 2014 and 2013, respectively. Intangible assets in continuing operations consist primarily of customer relationships and trade names, and totaled $0.1 million and $0.2 million as of December 31, 2014 and 2013, respectively, net of accumulated amortization. Goodwill and intangible assets in continuing operations, together, represented 0.1% and 0.7% of our total assets as of December 31, 2014 and 2013, respectively. Goodwill and intangible assets, net of accumulated amortization within discontinued operations totaled $17.8 million and $1.1 million, respectively, as of December 31, 2014, which entirely related to NABCO.

Goodwill is not amortized but must be allocated to reporting units and tested for impairment on an annual basis or in interim periods if events or circumstances indicate potential impairment. In April 2014 when Cosmed, Inc. (“Cosmed”), a small cosmetics company in which we were the majority owner, was reclassified as a continuing operation, we determined that $0.4 million of goodwill related to the Cosmed business combination was impaired and was written off. As of December 31, 2014, our reporting unit for purposes of goodwill impairment testing is NABCO. We perform our annual goodwill impairment test for all reporting units in the fourth quarter each year using a two-step process. First, we compare the fair value of each reporting unit to its current carrying amount, including goodwill. If the fair value of the reporting unit is in excess of the carrying value, the related goodwill is considered not to be impaired and no further analysis is necessary. If, however, the carrying value of the reporting unit exceeds the fair value, there is an indication of potential impairment and a second step of testing is performed to measure the amount of impairment, if any, for that reporting unit.

Estimating the fair value of reporting units and the assets, liabilities and intangible assets of a reporting unit is a subjective process that involves the use of estimates and judgments, particularly related to cash flows, discount rates and an applicable control premium. Management judgment is required to assess whether the carrying value of the reporting unit can be supported by the fair value of the individual reporting unit. There are widely accepted valuation methodologies, such as the market approach (earnings multiples and/or transaction multiples) and/or income approach (discounted cash flow methods), that are used to estimate the fair value of reporting units. In applying these methodologies, we utilize a number of factors, including actual operating results, future business plans, economic projections and market data. Because of the significant judgment used in determining the estimated fair value of our reporting units and the material balances of our goodwill and intangible assets compared to our total assets, we have identified estimating the fair value of our reporting units as a critical accounting estimate.

In estimating the fair value of the reporting units in step one of the goodwill impairment analyses, fair values can be sensitive to changes in the projected cash flows and assumptions. In some instances, minor changes in the assumptions could impact whether the fair value of a reporting unit is greater than its carrying amount. Furthermore, a prolonged decrease or increase in a particular assumption could eventually lead to the fair value of a reporting unit being less than its carrying amount. Also, to the extent step two of the goodwill analyses is required, changes in the estimated fair values of individual assets and liabilities may impact other estimates of fair value for assets or liabilities and result in a different amount of implied goodwill, and ultimately the amount of goodwill impairment, if any. In conducting our goodwill impairment test for 2014, we determined the fair value of our reporting units using a market approach. Our analysis required management to make judgments about earnings multiples and future revenue growth and operating costs.

Based on the results of step one of the 2014 goodwill impairment test, we determined that the estimated fair value of NABCO, including goodwill, significantly exceeded its carrying value. During the year ended December 31, 2014, NABCO generated $9.3 million of earnings before interest, taxes, depreciation and amortization (“EBITDA”). Applying the same earnings multiple used at the time of our acquisition, which we believe be to a conservative assumption, the estimated fair value of NABCO far exceeds the carrying value of the reporting unit, implying that NABCO was not at risk of failing step one of the impairment test. Accordingly, goodwill was not considered impaired and the second step of impairment testing was not required.

Intangible assets with definitive useful lives are amortized over their estimated lives and evaluated for potential impairment whenever events or changes in circumstances suggest that the carrying value of an intangible asset may not be fully recoverable. An impairment loss, generally calculated as the difference between the estimated fair value and the carrying value of the intangible asset, is recognized if the sum of the estimated undiscounted cash flows relating to the intangible asset is less than the corresponding carrying value. We did not recognize impairment on intangible assets in the years ended December 31, 2014, 2013 and 2012.

CONSOLIDATED RESULTS OF OPERATIONS

The following table presents selected components of our consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
(Dollars in thousands, except per share amounts)	2014	2013	2012
Operating revenues	$2,232	$6,739	$8,049
Operating costs	13,930	16,420	16,614
Operating loss	(11,698)	(9,681)	(8,565)
Other income (expense)	3,164	(6,838)	(485)
Loss from continuing operations before income taxes	(8,534)	(16,519)	(9,050)
Income tax benefit	(8,386)	(2,334)	(282)
Loss from continuing operations	(148)	(14,185)	(8,768)
Earnings from discontinued operations, net of income taxes	5,560	4,151	1,300
Net earnings (loss)	5,412	(10,034)	(7,468)
Earnings (loss) attributable to noncontrolling interest	(91)	—	—
Net earnings (loss) attributable to Real Industry, Inc.	$5,503	$(10,034)	$(7,468)
EARNINGS (LOSS) PER SHARE
Basic and diluted:
Continuing operations	$—	$(1.11)	$(0.69)
Discontinued operations	0.41	0.32	0.10
Basic and diluted earnings (loss) per share	$0.41	$(0.79)	$(0.59)

As discussed and analyzed in more detail below in “Review of Operating Segments’ Results of Operations,” we reported net earnings of $5.5 million for the year ended December 31, 2014, and net losses of $10.0 million and $7.5 million for the years ended December 31, 2013 and 2012, respectively. Basic and diluted earnings per share for the year ended December 31, 2014 was $0.41. Basic and diluted loss per share for the years ended December 31, 2013 and 2012 were $0.79 and $0.59 per share, respectively.

REVIEW OF OPERATING SEGMENTS’ RESULTS OF OPERATIONS

The following tables present revenues, expenses, net earnings (loss) and other key financial measures from our operating segments for the years ended December 31, 2014, 2013 and 2012. We have one reportable operating segment, Special Situations. Results of operations and other financial measures that are not included in our reportable operating segments are included in Corporate and Other in the tables below.

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Eliminations	Total	Discontinued Operations	Total
Year Ended December 31, 2014
Operating revenues
Net sales	$—	$—	$—	$—	$39,775	$39,775
Interest	449	328	(612)	165	—	165
Gain on real estate owned	—	—	—	—	39	39
Gain on sale of nonmarketable equity securities	2,067	—	—	2,067	—	2,067
Total operating revenues	2,516	328	(612)	2,232	39,814	42,046
Operating costs:
Cost of goods sold	—	433	—	433	25,268	25,701
Selling, general and administrative	9	2,221	—	2,230	2,067	4,297
Compensation	—	4,297	—	4,297	3,317	7,614
Professional fees	—	6,882	—	6,882	1,126	8,008
Interest expense	—	612	(612)	—	905	905
Amortization of intangibles	—	88	—	88	1,074	1,162
Total operating costs	9	14,533	(612)	13,930	33,757	47,687
Operating profit (loss)	2,507	(14,205)	—	(11,698)	6,057	(5,641)
Other income (expense):
Change in fair value of common stock warrant liability	—	3,700	—	3,700	—	3,700
Goodwill impairment	—	(400)	—	(400)	—	(400)
Recovery of allowance for repurchase reserve	—	—	—	—	1,000	1,000
Litigation settlement	—	—	—	—	1,500	1,500
Other, net	—	(136)	—	(136)	709	573
Total other income (expense)	—	3,164	—	3,164	3,209	6,373
Earnings (loss) before income taxes	2,507	(11,041)	—	(8,534)	9,266	732
Income tax expense (benefit)	10	(8,396)	—	(8,386)	3,706	(4,680)
Net earnings (loss)	2,497	(2,645)	—	(148)	5,560	5,412
Loss attributable to noncontrolling interest	—	—	—	—	—	—
Net earnings (loss) attributable to Real Industry, Inc.	$2,497	$(2,645)	$—	$(148)	$5,560	$5,412

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Eliminations	Total	Discontinued Operations	Total
Year Ended December 31, 2013
Operating revenues:
Net sales	$—	$39	$—	$39	$36,897	$36,936
Interest	1,611	316	(591)	1,336	57	1,393
Nonmarketable equity securities impairment	(581)	—	—	(581)	—	(581)
Gain on investment securities, available for sale	393	—	—	393	—	393
Discount recognized on payoff of loans receivable, net	517	—	—	517	—	517
Loss on real estate owned	—	—	—	—	(173)	(173)
Gain on sale of loans held for sale	5,026	—	—	5,026	—	5,026
Gain on sale of commercial real estate investments	—	—	—	—	1,002	1,002
Other operating revenues, net	—	9	—	9	—	9
Total operating revenues	6,966	364	(591)	6,739	37,783	44,522
Operating costs:
Cost of goods sold	—	142	—	142	23,427	23,569
Selling, general and administrative	99	2,188	—	2,287	2,229	4,516
Compensation	—	6,433	—	6,433	2,904	9,337
Professional fees	—	4,206	—	4,206	1,820	6,026
Interest expense	316	3,627	(591)	3,352	591	3,943
Amortization of intangibles	—	—	—	—	1,588	1,588
Total operating costs	415	16,596	(591)	16,420	32,559	48,979
Operating profit (loss)	6,551	(16,232)	—	(9,681)	5,224	(4,457)
Other income (expense):
Change in fair value of common stock warrant liability	—	(6,950)	—	(6,950)	—	(6,950)
Recovery of allowance for repurchase reserve	—	—	—	—	1,000	1,000
Other, net	(14)	126	—	112	424	536
Total other income (expense)	(14)	(6,824)	—	(6,838)	1,424	(5,414)
Earnings (loss) before income taxes	6,537	(23,056)	—	(16,519)	6,648	(9,871)
Income tax expense (benefit)	2,574	(4,908)	—	(2,334)	2,497	163
Net earnings (loss)	3,963	(18,148)	—	(14,185)	4,151	(10,034)
Loss attributable to noncontrolling interest	—	—	—	—	—	—
Net earnings (loss) attributable to Real Industry, Inc.	$3,963	$(18,148)	$—	$(14,185)	$4,151	$(10,034)

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Eliminations	Total	Discontinued Operations	Total
Year Ended December 31, 2012
Operating revenues:
Net sales	$—	$358	$—	$358	$36,242	$36,600
Interest	7,611	940	(1,582)	6,969	929	7,898
Loss on real estate owned	—	—	—	—	(336)	(336)
Discount recognized on payoff of loans receivable, net	495	—	—	495	—	495
Contingent consideration	500	—	—	500	—	500
Gain on investment securities, available for sale	(273)	—	—	(273)	—	(273)
Gain on sale of loans held for sale	—	—	—	—	106	106
Loss on sale of commercial real estate investments	—	—	—	—	(116)	(116)
Other operating revenues, net	—	—	—	—	5	5
Total operating revenues	8,333	1,298	(1,582)	8,049	36,830	44,879
Operating costs:
Cost of goods sold	—	498	—	498	22,713	23,211
Selling, general and administrative	89	2,930	—	3,019	2,319	5,338
Compensation	23	5,713	—	5,736	2,340	8,076
Professional fees	21	4,246	—	4,267	4,588	8,855
Interest expense	940	3,663	(1,582)	3,021	1,162	4,183
Amortization of intangibles	—	73	—	73	2,346	2,419
Total operating costs	1,073	17,123	(1,582)	16,614	35,468	52,082
Operating profit (loss)	7,260	(15,825)	—	(8,565)	1,362	(7,203)
Other income (expense):
Change in fair value of common stock warrant liability	—	(947)	—	(947)	—	(947)
Gain on extinguishment of long-term debt	—	396	—	396	—	396
Recovery of allowance for repurchase reserve	—	—	—	—	1,000	1,000
Change in fair value of contingent consideration	—	—	—	—	(403)	(403)
Other, net	1	65	—	66	208	274
Total other income (expense)	1	(486)	—	(485)	805	320
Earnings (loss) before income taxes	7,261	(16,311)	—	(9,050)	2,167	(6,883)
Income tax expense (benefit)	1,467	(1,749)	—	(282)	867	585
Net earnings (loss)	5,794	(14,562)	—	(8,768)	1,300	(7,468)
Loss attributable to noncontrolling interest	—	—	—	—	—	—
Net earnings (loss) attributable to Real Industry, Inc.	$5,794	$(14,562)	$—	$(8,768)	$1,300	$(7,468)

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Special Situations

General

Net earnings from Special Situations decreased $1.9 million to $2.5 million for the year ended December 31, 2014, as compared to $4.4 million for the year ended December 31, 2013.

Special Situations sold all of its residential real estate loans in the second quarter of 2013, and substantially all of its remaining assets were monetized in the third and fourth quarters of 2013, realizing nonrecurring gains on sale of loans and discount recognized on payoff of loans receivable of $5.0 million and $0.5 million, respectively. In 2014, interest income fell from $2.0 million in the year ended December 31, 2013, to $0.4 million in the year ended December 31, 2014, as a result of lower interest-earning assets. In 2014, Special Situations realized a $2.1 million gain from the sale of its preferred equity interest of a private company. As of December 31, 2014, Special Situations holds $1.2 million of commercial real estate loans and management does not currently expect to re-deploy any additional assets in Special Situations.

Corporate and Other

General

Corporate and Other reported a $2.6 million net loss for the year ended December 31, 2014, as compared to a net loss of $18.1 million for the year ended December 31, 2013.

Operating revenues and other income (expense)

Operating revenues and other income (expense) from Corporate and Other increased $10.0 million to $3.5 million of net revenue for the year ended December 31, 2014, as compared to $6.5 million of net expense for the year ended December 31, 2013. The increase is primarily related to the change in fair value of common stock warrant liability, which decreased during the year ended December 31, 2014, based largely upon the decrease in our stock price from December 31, 2013. The decreased liability represented $3.7 million of other income for the year ended December 31, 2014, as compared to a $7.0 million expense in the year ended December 31, 2013.

Operating costs

Operating costs from Corporate and Other decreased $2.1 million to $14.5 million for the year ended December 31, 2014, as compared to $16.6 million for the year ended December 31, 2013. The decrease is primarily related to a $3.0 million decrease in interest expense and a $2.1 million decrease in compensation expense, partially offset by Real Alloy Acquisition-related transaction costs of $3.4 million. The decrease in interest expense is primarily the result of the payoff of $37.2 million of 9% Notes Due December 2016 in December 2013. The decrease in compensation expense is related to the termination of the severance periods of former executives.

Income tax expense (benefit)

For the year ended December 31, 2014, the income tax benefit of $8.4 million reflects the release of $5.1 million of deferred tax asset valuation allowance and the effect of intercompany tax sharing agreements. Based on the estimated taxable gain associated with the NABCO Sale, management has determined it is more likely than not that we will utilize a portion of our federal and California NOLs in the tax year ending December 31, 2015.

Discontinued Operations

General

Discontinued operations presents the financial condition and results of operations for NABCO and the businesses and operations of Fremont. Earnings from discontinued operations, net of income taxes increased $1.9 million to $5.6 million for the year ended December 31, 2014, as compared to $3.7 million for the year ended December 31, 2013.

NABCO

General

As discussed further below, for the year ended December 31, 2014, NABCO generated pretax earnings of $7.0 million, on $39.8 million in net sales, or a pretax profit margin of 17.6%, as compared to pretax earnings of $5.8 million on $36.9 million of net sales, or a pretax profit margin of 15.7% for the year ended December 31, 2013. Net earnings were $4.2 million and $3.7 million in the years ended December 31, 2014 and 2013, respectively, including $2.8 million and $1.9 million of allocated income tax expense under intercompany tax sharing agreements in 2014 and 2013, respectively. Adjusted EBITDA was $9.3 million and $8.6 million for the years ended December 31, 2014 and 2013, respectively. See “Reconciliation of Non-GAAP Financial Measures” below for more information about EBITDA and Adjusted EBITDA.

Operating revenues

Operating revenues from NABCO increased $2.9 million to $39.8 million for the year ended December 31, 2014, as compared to $36.9 million for the year ended December 31, 2013. The increase in operating revenues in 2014 is primarily related to the addition of sales representatives and increased sales from new distribution locations.

Operating costs

Operating costs at NABCO were $32.7 million for the year ended December 31, 2014, as compared to $31.1 million for the year ended December 31, 2013. The $1.6 million increase in operating costs is primarily due to a $1.9 million increase cost of sales associated with the increase in sales during 2014, partially offset by lower professional fees and amortization of intangible assets.

Gross margin was unchanged at 36.5% for each of the years ended December 31, 2014 and 2013.

Fremont Legacy Business

Operating revenues and other income (expense)

Operating revenues and other income (expense) increased $1.0 million to $3.3 million for the year ended December 31, 2014, as compared to $2.3 million for the year ended December 31, 2013. The $1.0 million increase in operating revenues and other income (expense) is primarily related to the $1.5 million Faigin Settlement (see Note 15—Commitments and Contingencies in Exhibit 99.3), partially offset by one-time gains on sales of assets and impairment recognized in 2013.

Operating costs

Operating costs decreased $0.8 million to $1.1 million for the year ended December 31, 2014, as compared to $1.9 million for the year ended December 31, 2013. The decrease in operating costs is primarily related to a $0.4 million decrease in professional fees and a $0.3 million decrease in selling, general and administrative expenses.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012 Special Situations

General

Net earnings from Special Situations decreased $1.4 million to $4.4 million for the year ended December 31, 2013, as compared to $5.8 million for the year ended December 31, 2012. The decrease in net earnings is primarily related to a lower interest earning asset portfolio in 2013, following the sale of the residential real estate portfolio. Interest income decreased $5.6 million in 2013, compared to 2012, which was partially offset by a $5.0 million gain on sale of loans in 2013.

Corporate and Other

General

Corporate and Other reported a net loss of $18.1 million for the year ended December 31, 2013, as compared to a net loss of $14.6 million for the year ended December 31, 2012.

Operating revenues and other income (expense)

Operating revenues and other income (expense) from Corporate and Other decreased $7.3 million to $6.5 million of net expense for the year ended December 31, 2013, as compared to $0.8 million of net revenue for the year ended December 31, 2012. The decrease is primarily related to the change in fair value of common stock warrant liability, which increased during the year ended December 31, 2013, based largely upon the increase in our stock price from December 31, 2012. The increased liability represented $7.0 million of other expense for the year ended December 31, 2013, as compared to a $0.9 million of other expense in the year ended December 31, 2012.

Operating costs

Operating costs from Corporate and Other decreased $0.5 million to $16.6 million for the year ended December 31, 2013, as compared to $17.1 million for the year ended December 31, 2012. The decrease is primarily related to a $0.4 million decrease in cost of goods sold related to Cosmed.

Discontinued Operations

General

Earnings from discontinued operations, net of income taxes increased $2.4 million to $3.7 million for the year ended December 31, 2013, as compared to $1.3 million for the year ended December 31, 2012.

NABCO

General

As discussed further below, for the year ended December 31, 2013, NABCO generated pretax earnings of $5.8 million, on $36.9 million in net sales, or a pretax profit margin of 15.7%, as compared to pretax earnings of $5.0 million on $36.2 million of net sales, or a pretax profit margin of 13.9% for the year ended December 31, 2012. Net earnings were $3.7 million and $2.8 million in the years ended December 31, 2013 and 2012, respectively, including $1.9 million and $2.1 million of allocated income tax expense under intercompany tax sharing agreements in 2013 and 2012, respectively. Adjusted EBITDA was $8.6 million and $9.1 million for the years ended December 31, 2013 and 2012, respectively. See “Reconciliation of Non-GAAP Financial Measures” below for more information about EBITDA and Adjusted EBITDA.

Operating revenues

Operating revenues from NABCO increased $0.7 million to $36.9 million for the year ended December 31, 2013, as compared to $36.2 million for the year ended December 31, 2012. The increase in operating revenues in 2013 is primarily related to the expansion of our warehouse distribution locations.

Operating costs

Operating costs at NABCO were $31.1 million for the year ended December 31, 2013, as compared to $30.8 million for the year ended December 31, 2012. The $0.3 million increase was primarily due to the $0.7 million increase in cost of sales associated with the increase in sales during 2013, partially offset by lower amortization of intangibles.

Gross margin decreased to 36.5% for the year ended December 31, 2013, from 37.3% for the year ended December 31, 2012. The decrease in gross margin was primarily attributable to higher manufacturer pricing and competitive pricing pressure.

Fremont Legacy Businesses

Operating revenues and other income (expense)

Operating revenues and other income (expense) from the Fremont legacy businesses increased $0.5 million to $2.3 million for the year ended December 31, 2013, as compared to $1.8 million for the year ended December 31, 2012.

Operating costs

Operating costs from the Fremont legacy businesses decreased $2.8 million to $1.9 million for the year ended December 31, 2013, as compared to $4.7 million for the year ended December 31, 2012. The decrease in operating costs is primarily related to a $2.5 million decrease in professional fees, reflecting a significant reduction in legal fees associated with defensive loan actions, securities litigation, employment litigation and plaintiff actions.

REVIEW OF CONSOLIDATED FINANCIAL CONDITION

The following table presents selected components of the Company’s condensed consolidated balance sheets as of December 31, 2014 and 2013:

	December 31,
(Dollars in thousands, except per share amounts)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$61,935	$47,847
Restricted cash	21	2,805
Deferred income taxes, net	5,104	—
Other current assets	979	950
Current assets of discontinued operations	18,058	14,755
Total current assets	86,097	66,357
Debt and equity offering costs	14,499	—
Intangible assets, net	108	196
Goodwill	—	400
Other noncurrent assets	1,256	2,193
Noncurrent assets of discontinued operations	19,963	20,977
TOTAL ASSETS	$121,923	$90,123
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$35	$23
Accrued liabilities	7,061	2,033
Current liabilities of discontinued operations	8,073	8,649
Total current liabilities	15,169	10,705
Common stock warrant liability	5,600	9,300
Other noncurrent liabilities	336	100
Noncurrent liabilities of discontinued operations	15,200	20,100
TOTAL LIABILITIES	36,305	40,205
TOTAL STOCKHOLDERS' EQUITY	85,618	49,918
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$121,923	$90,123

General

As discussed further below, total assets increased $31.8 million, or 35.3%, to $121.9 million as of December 31, 2014, from $90.1 million as of December 31, 2013; total liabilities decreased $3.9 million, or 9.7%, to $36.3 million as of December 31, 2014, from $40.2 million as of December 31, 2013; and total stockholders’ equity increased to $85.6 million as of December 31, 2014, from $49.9 million as of December 31, 2013.

Changes in stockholders’ equity reflect net earnings during the period, increased by equity issuances and amortization of share-based compensation, and decreased by repurchases of our common stock. See the Statement of Changes in Stockholders’ Equity in the consolidated financial statements included in Exhibit 99.3 for more details on changes in stockholders’ equity.

REVIEW OF OPERATING SEGMENTS’ FINANCIAL CONDITION

The following tables present the assets and liabilities of our operating segments as of December 31, 2014 and 2013:

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Eliminations	Total	Discontinued Operations
December 31, 2014
Current assets:
Cash and cash equivalents	$109	$61,826	$—	$61,935	$1,032
Restricted cash	—	21	—	21	—
Trade accounts receivable, net	—	—	—	—	4,509
Inventory	—	—	—	—	11,349
Deferred income taxes, net	—	5,104	—	5,104	—
Other current assets	241	738	—	979	1,168
Total current assets	350	67,689	—	68,039	18,058
Debt and equity offering costs	—	14,499	—	14,499	—
Intangible assets, net	—	108	—	108	1,615
Goodwill	—	—	—	—	17,780
Intercompany receivable	250	23,112	(23,362)	—	—
Other noncurrent assets	1,154	102	—	1,256	568
TOTAL ASSETS	$1,754	$105,510	$(23,362)	$83,902	$38,021
Current liabilities:
Trade payables	$—	$35	$—	$35	$3,060
Accounts payable and accrued liabilities	—	6,218	—	6,218	—
Line of credit	—	—	—	—	1,000
Long-term debt due within one year	—	—	—	—	3,900
Other current liabilities	—	843	—	843	113
Total current liabilities	—	7,096	—	7,096	8,073
Long-term debt	—	—	—	—	9,700
Common stock warrant liability	—	5,600	—	5,600	—
Repurchase reserve	—	—	—	—	5,500
Intercompany payable	3,487	19,875	(23,362)	—	—
Other noncurrent liabilities	88	248	—	336	—
TOTAL LIABILITIES	$3,575	$32,819	$(23,362)	$13,032	$23,273

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Eliminations	Total	Discontinued Operations
December 31, 2013
Current assets:
Cash and cash equivalents	$1,807	$46,040	$—	$47,847	$171
Restricted cash	—	2,805	—	2,805	—
Trade accounts receivable, net	—	—	—	—	3,737
Inventory	—	432	—	432	10,345
Real estate owned, net	—	—	—	—	75
Other current assets	97	421	—	518	427
Total current assets	1,904	49,698	—	51,602	14,755
Intangible assets, net	—	196	—	196	2,708
Goodwill	—	400	—	400	17,780
Intercompany receivable	3,171	3,897	(7,068)	—	—
Other noncurrent assets	2,125	68	—	2,193	489
TOTAL ASSETS	$7,200	$54,259	$(7,068)	$54,391	$35,732
Current liabilities:
Trade payables	$—	$23	$—	$23	$4,405
Accounts payable and accrued liabilities	—	1,045	—	1,045	—
Line of credit	—	—	—	—	500
Long-term debt due within one year	—	—	—	—	3,600
Other current liabilities	60	909	—	969	144
Total current liabilities	60	1,977	—	2,037	8,649
Long-term debt	—	—	—	—	13,600
Common stock warrant liability	—	9,300	—	9,300	—
Repurchase reserve	—	—	—	—	6,500
Intercompany payable	3,895	3,173	(7,068)	—	—
Other noncurrent liabilities	—	95	—	95	24
TOTAL LIABILITIES	$3,955	$14,545	$(7,068)	$11,432	$28,773

Continuing Operations

Cash and cash equivalents

Cash and cash equivalents within continuing operations increased $14.1 million to $61.9 million as of December 31, 2014, from $47.8 million as of December 31, 2013. Cash and cash equivalents at Special Situations and Corporate and Other totaled $0.1 million and $61.8 million, respectively, as of December 31, 2014.

In the year ended December 31, 2014, cash and cash equivalents:

•	decreased $1.7 million at Special Situations, primarily as a result of the settlement of intercompany tax allocations, with cash moving to Corporate and Other;
•

increased $15.8 million at Corporate and Other, primarily as a result of the issuance of common stock in the October 2014 Private Placement and the Equity Offering, partially offset by the payment of debt and equity offering costs associated with the Financings, the payment of Real Alloy Acquisition transaction costs and the payment of other operating costs, which are discussed in more detail above under “Review of Operating Segments’ Results of Operations.”

Restricted cash

Restricted cash decreased $2.8 million to $21 thousand as of December 31, 2014, from $2.8 million as of December 31, 2013, as a result of the Faigin Settlement and release of funds securing a letter of credit. The amount of the judgment and accrued interest we owed the former executive were held by the California Superior Court and classified as restricted cash in our unaudited condensed consolidated balance sheets and were paid in the second quarter of 2014. Amounts held by the California Superior Court in excess of amounts due Mr. Faigin were returned to us and placed in our operating accounts. Additionally, $0.8 million of restricted funds securing a letter of credit were released in the quarter ended September 30, 2014.

Deferred income taxes

Deferred income taxes reflect net deferred tax assets, as of December 31, 2014 and 2013, of $390.7 million and $375.0 million, respectively, offset by valuation allowances of $385.6 million and $375.0 million, respectively. The Company released $5.1 million of the valuation allowance in the year ended December 31, 2014 after determining it was more likely than not that the Company would have taxable income in 2015 as a result of the NABCO Sale.

Debt and equity offering costs

Debt and equity offering costs represent fees, costs and expenses associated with debt and equity financing transactions related to the Real Alloy Acquisition. Fees, costs and expenses associated with debt offerings are capitalized and recognized over the life of the debt instrument as a yield adjustment, while fees, costs and expenses associated with equity offerings are recorded as a reduction of gross proceeds upon issuance, or expensed if shares are not issued. Fees, costs and expenses associated with backstop commitments are expensed in the period the commitment expires. As of December 31, 2014 and 2013, debt and equity offering costs were $14.5 million and zero, respectively. See Note 16—Subsequent Events, in the Notes to Consolidated Financial Statements included in Exhibit 99.3 for additional information about the debt and equity offerings to which these fees, costs and expenses relate.

Goodwill and intangible assets

Intangible assets, comprised of customer relationships, trade names, trademarks and skin care product formulations decreased $0.1 million to $0.1 million as of December 31, 2014, from $0.2 million as of December 31, 2013, as a result of scheduled amortization.

Following Cosmed’s reclassification to continuing operations, all of Cosmed’s goodwill was determined to be impaired and a $0.4 million goodwill impairment charge was recorded in April 2014. There has been no impairment of intangible assets as of December 31, 2014 and December 31, 2013.

Trade payables and accrued liabilities

Trade payables were not material as of December 31, 2014 and 2013. Accrued liabilities increased $5.1 million to $7.1 million as of December 31, 2014, from $2.0 million as of December 31, 2013, primarily from accrued fees, costs and expenses associated with the Real Alloy Acquisition.Common stock warrant liability

Common stock warrant liability decreased $3.7 million to $5.6 million as of December 31, 2014, from $9.3 million as of December 31, 2013. The $3.7 million change in fair value of common stock warrant liability during the year ended December 31, 2014 is primarily attributable to a decrease in the underlying market price of our common stock. See Note 10—Common Stock Warrant Liability in the Notes to Consolidated Financial Statements included in Exhibit 99.3 for more information about the Warrants.

Discontinued Operations

Assets of discontinued operations increased to $38.0 million as of December 31, 2014, from $35.7 million as of December 31, 2013. Liabilities of discontinued operations decreased to $23.3 million as of December 31, 2014, from $28.7 million as of December 31, 2013.

NABCO

Trade accounts receivable, net

Trade accounts receivable, net increased $0.8 million to $4.5 million as of December 31, 2014, from $3.7 million as of December 31, 2013, largely reflecting increased sales activity at NABCO in the forty-five day period preceding December 31, 2014, compared to the same period preceding December 31, 2013.

Inventory

Inventory increased $0.5 million to $11.3 million as of December 31, 2014, from $10.8 million as of December 31, 2013, from NABCO’s continued growth and expansion of their market share by serving customers in the geographic areas of the warehouses opened in 2013.

Goodwill and intangible assets

Intangible assets, comprised of NABCO’s customer relationships, decreased $1.1 million to $1.6 million as of December 31, 2014, from $2.7 million as of December 31, 2013, as a result of scheduled amortization. As of December 31, 2014 and 2013, NABCO had goodwill of $17.8 million. As of December 31, 2014, no impairment losses on NABCO’s goodwill or intangible assets had been recognized.

Line of credit

Line of credit increased $0.5 million to $1.0 million as of December 31, 2014, from $0.5 million as of December 31, 2013, primarily to fund the payment of income tax allocations under intercompany tax sharing agreements.

Long-term debt

Long-term debt decreased $3.6 million to $13.6 million as of December 31, 2014, from $17.2 million as of December 31, 2013, as a result of scheduled principal amortization payments on the term loans.

Fremont Legacy Businesses

Repurchase reserve

The repurchase reserve decreased $1.0 million to $5.5 million as of December 31, 2014, from $6.5 million as of December 31, 2013. There were no settlements or new claims received during the year ended December 31, 2014, and we received no communication on our existing claims, which continued to age as described below. Accordingly, our estimated exposure has fallen and our reserve has likewise been reduced. While management believes the $5.5 million repurchase reserve is sufficient as of December 31, 2014, the reserve is subjective and is based on management’s current expectations utilizing facts currently known to management. Changing or new facts and circumstances could cause us to increase the repurchase reserve in future periods or may cause the SGGH, LLC to experience losses in excess of the recorded repurchase reserve. Any material increase in, or change in the nature of, our repurchase claim activity and payout amounts, or changes in our ability to object to, defend or settle such claims, could have a material adverse effect on our financial condition and results of operations.

This liability represents estimated losses we may experience from repurchase claims, both known and unknown, based on claims of breaches of certain representations and warranties Fremont provided to counterparties that purchased residential real estate loans originated by FIL, predominantly from 2002 through 2007. In preparing its estimate for the repurchase reserve, management considers the loan products, vintage, aging of repurchase claims, prior investor settlements and actual loss experience.

Total outstanding repurchase claims as of December 31, 2014 were $101.7 million. Of the outstanding repurchase claims, there has been no communication or other action from the claimants:

•	for more than six years in the case of $64.8 million in claims, or 63.7% of total claims outstanding;
•	for more than four years, but less than six years, in the case of $0.9 in claims, or 0.9% of total claims outstanding; and
•	for more than two years, but less than four years, in the case of $36.0 million in claims, or 35.4% of total claims outstanding.

As a result of the decision handed down in the ACE Securities Case in June 2015, management changed its estimate of the range of exposure to loan repurchases. Please see Note 16—Subsequent Events for additional information about the ACE Securities Case and the impact of the court’s decision on our estimated repurchase reserve.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the balance sheets, statements of operations, or statements of cash flows; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. EBITDA and Adjusted EBITDA are not financial measures recognized under GAAP. EBITDA and Adjusted EBITDA are presented and discussed because management believes they enhance the understanding of the financial performance of the Company’s operating segments by investors and lenders. As a complement to financial measures recognized under GAAP, management believes that EBITDA and Adjusted EBITDA assist investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. Because EBITDA and Adjusted EBITDA are not financial measures recognized under GAAP, they are not intended to be presented herein as a substitute for net earnings (loss) as an indicator of operating performance. EBITDA and Adjusted EBITDA are primarily performance measurements used by our senior management and the Board to evaluate operating results.

We calculate EBITDA and Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, which is then adjusted to remove or add back certain items, or Adjusted EBITDA. These items are identified below in the reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA by operating segment. Net earnings (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA.

Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies for non-GAAP financial measures having the same or similar names; therefore, they may not be comparable to other companies.

The following tables present a reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA, by operating segment, for the years ended December 31, 2014, 2013 and 2012:

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Total	Discontinued Operations	Consolidated
Year Ended December 31, 2014
Net earnings (loss)	$2,497	$(2,510)	$(13)	$5,516	$5,503
Intersegment expenses (revenues)	(284)	284	—	—	—
Adjusted net earnings (loss)	2,213	(2,226)	(13)	5,516	5,503
Plus:
Interest	—	—	—	905	905
Taxes	10	(8,440)	(8,430)	3,750	(4,680)
Depreciation	—	33	33	115	148
Amortization of intangibles and share-based compensation	—	1,166	1,166	1,169	2,335
EBITDA	2,223	(9,467)	(7,244)	11,455	4,211
Adjustments:
Change in fair value of common stock warrant liability	—	(3,700)	(3,700)	—	(3,700)
Inventory impairment	—	432	432	—	432
Goodwill impairment	—	400	400	—	400
Acquisition-related professional fees	—	3,400	3,400	—	3,400
Incremental professional fees related to the Reincorporation and proxy contest	—	99	99	—	99
Amortization of other capitalized costs	—	—	—	60	60
Accretion of discounts	(1)	—	(1)	—	(1)
Gain on sale of nonmarketable equity security	(2,067)	—	(2,067)	—	(2,067)
Litigation settlement	—	—	—	(1,500)	(1,500)
Recovery of allowance for repurchase reserve	—	—	—	(1,000)	(1,000)
Total adjustments	(2,068)	631	(1,437)	(2,440)	(3,877)
Adjusted EBITDA	$155	$(8,836)	$(8,681)	$9,015	$334

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Total	Discontinued Operations	Consolidated
Year Ended December 31, 2013
Net earnings (loss)	$4,368	$(18,401)	$(14,033)	$3,999	$(10,034)
Intersegment expenses (revenues)	—	—	—	—	—
Adjusted net earnings (loss)	4,368	(18,401)	(14,033)	3,999	(10,034)
Plus:
Interest	—	3,351	3,351	592	3,943
Taxes	2,574	(4,655)	(2,081)	2,244	163
Depreciation	—	17	17	90	107
Amortization of intangibles and share-based compensation	—	2,086	2,086	1,618	3,704
EBITDA	6,942	(17,602)	(10,660)	8,543	(2,117)
Adjustments:
Change in fair value of common stock warrant liability	—	6,950	6,950	—	6,950
Incremental professional fees related to the Reincorporation and proxy contest	—	2,482	2,482	—	2,482
Amortization of other capitalized costs	—	—	—	67	67
Accretion of discounts	(200)	—	(200)	—	(200)
Discount recognized on payoff of loans receivable, net	(517)	—	(517)	—	(517)
Gain on sale of loans held for sale	(5,026)	—	(5,026)	—	(5,026)
Nonmarketable equity securities impairment	581	—	581	—	581
Gain on investment securities, available for sale	(393)	—	(393)	—	(393)
Gain on sale of commercial real estate investments	—	—	—	(1,003)	(1,003)
Recovery of allowance for repurchase reserve	—	—	—	(1,000)	(1,000)
Total adjustments	(5,555)	9,432	3,877	(1,936)	1,941
Adjusted EBITDA	$1,387	$(8,170)	$(6,783)	$6,607	$(176)

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Total	Discontinued Operations	Consolidated
Year Ended December 31, 2012
Net earnings (loss)	$5,794	$(13,199)	$(7,405)	$(63)	$(7,468)
Intersegment expenses (revenues)	533	(940)	(407)	407	—
Adjusted net earnings (loss)	6,327	(14,139)	(7,812)	344	(7,468)
Plus:
Interest	—	3,428	3,428	755	4,183
Taxes	1,467	(3,112)	(1,645)	2,230	585
Depreciation	—	12	12	62	74
Amortization of intangibles and share-based compensation	—	1,790	1,790	2,372	4,162
EBITDA	7,794	(12,021)	(4,227)	5,763	1,536
Adjustments:
Change in fair value of common stock warrant liability	—	947	947	—	947
Gain on extinguishment of long-term debt	—	(396)	(396)	—	(396)
Incremental professional fees related to the Reincorporation and proxy contest	—	1,500	1,500	—	1,500
Change in fair value of contingent consideration	—	—	—	403	403
Amortization of other capitalized costs	—	—	—	57	57
Accretion of discounts	(655)	—	(655)	—	(655)
Discount recognized on payoff of loans receivable, net	(495)	—	(495)	—	(495)
Impairment of investment securities, available for sale	620	—	620	—	620
Gain on investment securities, available for sale	273	—	273	—	273
Change in market valuation allowance on loans held for sale	(2,776)	—	(2,776)	(712)	(3,488)
Gain on sale of commercial real estate investments	—	—	—	116	116
Recovery of allowance for repurchase reserve	—	—	—	(1,000)	(1,000)
Gain on sale and recoveries on charged off loans	—	—	—	(469)	(469)
Total adjustments	(3,033)	2,051	(982)	(1,605)	(2,587)
Adjusted EBITDA	$4,761	$(9,970)	$(5,209)	$4,158	$(1,051)

LIQUIDITY AND CAPITAL RESOURCES

Our primary capital needs are for working capital obligations, capital expenditures and other general corporate purposes, including acquisitions. Our primary existing sources of working capital are cash from operations and credit facilities, which we intend to supplement as needed by public and private capital market transactions. We assess liquidity in terms of our ability to generate cash to fund our operating activities. Factors that could materially impact our liquidity include:

•	cash flows generated from operating activities;
•	adequacy of available lines of credit;
•	acquisitions; and
•	our ability to attract long-term capital, whether debt or equity, with satisfactory terms.

We expect to review and consider possible acquisitions of new businesses and evaluate the retention and disposition of our existing operations. Further acquisitions, divestitures, investments and changes in capital structure are possible.

Corporate Liquidity

Our holding company assets are principally comprised of stock or membership interests of our subsidiaries, cash and cash equivalents, and receivables from our subsidiaries related to tax sharing agreements and totaled $46.2 million as of December 31, 2014. Our principal sources of liquidity include current cash and cash equivalents, public and private capital markets transactions, funds received from subsidiaries from tax sharing payments and repayments of advances, and borrowings and dividends from subsidiaries. As of December 31, 2014, $271.5 million of our Shelf Registration is effective and on file with the SEC to use for existing business requirements and future acquisitions. In February 2015, we used our Shelf Registration for the Rights Offering, and $216.5 million remains available. Our principal uses of liquidity, as of December 31, 2014, are the payment of operating costs of the holding company and capital contributions to our subsidiaries.

Assets of our primary operating subsidiary, SGGH, LLC, are principally comprised of stock or membership interests of its subsidiaries, intercompany receivables and cash and cash equivalents, and totaled $30.6 million as of December 31, 2014. Its current available liquidity is used to meet short-term cash requirements, which are principally the payment of corporate overhead expenses associated with the business and operations of SGGH, LLC (excluding NABCO, which is discussed below), including discontinued operations. SGGH, LLC’s principal source of liquidity is its current cash and cash equivalents, funds received from subsidiaries from tax sharing payments and repayments of advances, and borrowings and dividends from subsidiaries, as well as dispositions of existing businesses.

NABCO

NABCO’s tangible assets were principally comprised of cash and cash equivalents, trade accounts receivable and inventory and totaled $18.5 million, in the aggregate, as of December 31, 2014. In January 2015, SGGH, LLC sold all its interest in NABCO, providing SGGH, LLC with approximately $56.3 million of cash, after repayment of debt, expenses of the transaction and a $3.9 million indemnity escrow holdback.

Real Alloy Liquidity

On October 17, 2014, we signed the Real Alloy Purchase Agreement to purchase the GRSA Business from Aleris for $525.0 million. On February 27, 2015, we consummated the Real Alloy Acquisition, the purchase price of which included $500.0 million in cash and $25.0 million of Series B Preferred Stock. The cash portion of the purchase price, along with transaction-related fees and expenses, and opening cash balances were funded with:

•	Operating cash totaling $45.0 million;
•	Certain net proceeds from the NABCO Sale totaling $45.0 million;
•	Gross proceeds from the Senior Secured Notes totaling $296.5 million;
•	Gross proceeds from the issuance of our common stock in the 2014 Private Placement totaling $3.0 million;
•	Gross proceeds from the issuance of our common stock in the Equity Offering totaling $28.5 million;
•	Gross proceeds from the issuance of our common stock in the Rights Offering totaling $50.0 million (of the $55.0 million raised);
•	Gross proceeds from initial draws on the Asset-Based Facility totaling $59.5 million; and

•	Gross proceeds from initial draws on the Factoring Facility totaling €25.0 million, or $28.0 million.

We believe that cash generated from operations, borrowings under our credit facilities and future debt and equity offerings, if any, will be sufficient to meet Real Alloy’s working capital requirements, anticipated capital expenditures, and scheduled debt payments throughout 2015 and for the next several years. However, our ability to satisfy our working capital requirements and debt service obligations, or fund our planned capital expenditures, will substantially depend upon our future operating performance (which will be affected by prevailing economic conditions in the aluminum industry), debt covenants, and financial, business and other factors, some of which are beyond our control.

Comparison of the Year Ended December 31, 2014 to the Year Ended December 31, 2013

Sources and uses of liquidity

During the year ended December 31, 2014, consolidated cash and cash equivalents increased $14.1 million, compared to a $2.0 million decrease during the year ended December 31, 2013.

Net cash used in operating activities in 2014 was $13.9 million, compared to $22.8 million of net cash provided by operating activities in 2013.  The net cash used in operating activities in 2014 included, $14.5 million of capitalized debt and equity offering costs and $3.4 million of Real Alloy Acquisition transaction costs, partially offset by a $5.0 million increase in accrued liabilities primarily related to professional fees associated with capital raising efforts. The net cash provided by operating activities in 2013 included $27.1 million from the sale of the residential mortgage loan portfolio. Changes in our operating assets and liabilities resulted in net cash used in operating activities of $5.0 million in 2014, including the $14.5 million of capitalized debt and equity offering costs discussed above, compared to $6.2 million provided by operating activities in 2013.

Net cash provided by investing activities during the year ended December 31, 2014 totaled $2.9 million, compared to $8.7 million of net cash provided by investing activities during the year ended December 31, 2013. The net cash provided by investing activities in 2014 was primarily due to the receipt of $2.9 million when the private company issuer of our nonmarketable equity security was sold. The net cash provided by investing activities in 2013 was largely the result of the $4.6 million of proceeds from nonmarketable securities and $1.6 million of net cash provided from principal collections on loans receivable. Additionally, cash provided by discontinued operations was $2.6 million in 2013.

Net cash provided by financing activities during the year ended December 31, 2014 totaled $26.0 million, compared to $34.5 million of net cash used in financing activities during the year ended December 31, 2013. The net cash provided by financing activities in 2014 reflects net proceeds from the issuance of common stock totaling $29.2 million, partially offset by $3.1 million of cash used in financing activities of discontinued operations. The net cash used in financing activities in 2013 reflects the repayment of $37.2 million of long-term debt and $2.9 million of cash from financing activities provided by discontinued operations.

As of December 31, 2014, we had $61.9 million and $1.0 million of cash and cash equivalents in continuing operations and discontinued operations, respectively. We believe that we currently have sufficient liquidity and capital resources to meet our existing obligations over the next twelve months. As discussed above, the Shelf Registration gives us the flexibility to publicly offer various types of securities, including common stock, preferred stock, debt securities, warrants, subscription rights and units consisting of any combination of such securities, from time to time, in one or more offerings. We believe the Shelf Registration enables us to sell securities quickly and efficiently when market conditions are favorable or financing needs arise. As of December 31, 2014, $28.5 million of securities had been issued under the Shelf Registration. Following the completion of the Rights Offering in February 2015 and April 2015, and the issuances of common stock under controlled equity offerings in June and July 2015, $203.5 million of securities are available to be issued under the Shelf Registration.

Interest expense

In the years ended December 31, 2014, 2013 and 2012 we incurred interest expense of zero, $3.4 million and $3.0 million, respectively, within continuing operations and $0.9 million, $0.5 million and $0.9 million, respectively, within discontinued operations as presented in the following table:

	Year ended December 31,
(Dollars in thousands)	2014	2013	2012
Continuing operations:
Notes Payable	$—	$3,352	$3,021
Discontinued operations:
Line of credit	$40	$80	$90
Term loans	15	—	388
Seller notes	789	323	377
Other	—	121	250
Total contractual interest expense	844	524	1,105
Amortization of debt issuance costs	61	67	57
Interest expense in discontinued operations	$905	$591	$1,162
Total consolidated interest expense	$905	$3,943	$4,183

OFF-BALANCE SHEET ARRANGEMENTS

Prior to 2007, Fremont securitized a portion of its residential real estate loans. Securitization is a process of transforming loans into securities that are sold to investors. The loans were first sold to a special purpose corporation, which then transferred them to a qualified special purpose entity (“QSPE”), which was a separate legal entity from Fremont. The QSPE, in turn, issued interest-bearing securities, commonly known as asset-backed securities, secured by the future cash flows to be derived from the securitized loans. The QSPE used the proceeds from the issuance of the securities to pay the purchase price of the securitized loans.

Securitizations of mortgage loans were used to provide an additional source of liquidity and were structured as sales. The special purpose entities to which the mortgage loans were transferred were QSPEs and, therefore, under previous accounting rules through 2009, were not subject to consolidation. The accounting standards were amended effective January 1, 2010 to eliminate the concept of QSPEs. We reevaluated these QSPEs, as well as all other potentially significant interests in other unconsolidated entities, to determine if we should include them in our consolidated financial statements. We determined that we are not the primary beneficiary of these variable interest entities and, therefore, do not consolidate the loan securitization trusts.

The security investors and the QSPEs do not have any recourse against Fremont, or SGGH, LLC, if the cash flows generated by the securitized loans are inadequate to service the securities issued by the QSPEs. At the close of each securitization, Fremont removed the carrying value of the loans securitized from its balance sheet and added the estimated fair value of the assets obtained in consideration for the loans, which generally included the cash received (net of transaction expenses), retained junior class securities (referred to as residual interests) and mortgage servicing rights, to its balance sheet. SGGH, LLC holds these residual interests, which are carried at zero in the consolidated balance sheets, and management does not anticipate receiving any distributions from these residual interests in the foreseeable future.

We also have repurchase reserve liabilities related to sales of residential real estate loans by Fremont’s former business that are subject to standard industry representations and warranties that may require SGGH, LLC to repurchase certain loans. Additional information concerning the repurchase reserve included in discontinued operations is included in Note 13—Discontinued Operations in the Notes to Consolidated Financial Statements included in Exhibit 99.3.

CONTRACTUAL OBLIGATIONS

Contractual obligations as of December 31, 2014 are summarized by contractual maturity in the following table:

	Contractual Obligations - Payments Due By Period
(Dollars in thousands)	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
Term loans	$3,900	$7,400	$2,300	$—	$13,600
Noncancellable minimum lease payments	388	686	42	—	1,116
Total	$4,288	$8,086	$2,342	$—	$14,716

The Company repaid the term loans in January 2015, concurrently with the consummation of the NABCO Sale.

RECENT ACCOUNTING STANDARDS

The FASB issues and updates accounting standards on a regular basis. For a discussion of recently issued or updated accounting standards that are relevant to our operations, please refer to Note 2—Financial Statement Presentation and Significant Accounting Policies in the Notes to Consolidated Financial Statements included in Exhibit 99.3.